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                                                                Exhibit 10.10(c)

                             AMENDMENT NO. 1 TO THE
                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                                1999 OPTION PLAN


         This Amendment No. 1 (the "Amendment") to the Charter Communications Holdings, LLC 1999 Option Plan (the "Plan"), made pursuant to action of the Board of Directors of Charter Communications Holding Company, LLC, as assignee of Charter Communications Holdings, LLC, and Kent (as defined in the Plan), pursuant to Section 8.1 of the Plan, is dated as of November ___, 1999. The Plan is hereby amended as follows:

1. Section 1 is amended by adding the definitions of "Exchange Agreement" and "Public Company Value" and amending and restating the definition of "Fair Market Value" in its entirety, as follows:

     "(p) "Exchange Agreement" means that certain Exchange Agreement to be entered into by and among the Public Company, CCI (now Charter Investment, Inc.), Vulcan Cable III Inc. and Allen."

     "(r) "Fair Market Value" means the fair market value of the Company:

         (1) as determined by the Administrator prior to the consummation of an Initial Public Offering; and

         (2) according to the following formula from and after the consummation of an Initial Public Offering: (a) the Public Company Value, divided by (b) the Percentage Interest of the Company represented by the Public Company's Membership Interest."

     "(ff) "Public Company Value" means either (a) if the conditions set forth in Sections 2.2.1 and 2.2.2 of the Exchange Agreement are satisfied, (x) the Share Value, multiplied by (y) the total number of outstanding shares of common stock of the Public Company, assuming the exercise of all options, warrants or other similar rights held by any person to purchase common stock of the Public Company; or (b) if the conditions set forth in Sections 2.2.1 and 2.2.2 of the Exchange Agreement are not satisfied, the amount that would be distributed to the Public Company upon the liquidation of the Company, as calculated in accordance with Section 2.3(b) of the Exchange Agreement."
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2.   The remaining paragraph references included in Section 1 are hereby amended as appropriate to provide for the addition of the definitions of "Exchange Agreement" and "Public Company Value."

3.   Section 8.3 is amended and restated in it entirety as follows:

     "8.3 Effect of Termination, Amendment or Modification of Plan. Notwithstanding Sections 8.1 and 8.2, no termination, amendment or modification of the Plan shall in any manner affect adversely any Option theretofore granted under the Plan without the consent of the Optionee or a person who shall have acquired the right to exercise the Option by will or the laws of descent or distribution."

         The terms of the Plan shall remain in full force and effect without modification or amendment except as expressly set forth herein.